                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER NET INCOME OF $799 MILLION
OR $2.59 PER DILUTED SHARE

BOARD OF DIRECTORS APPROVES REPURCHASE OF UP TO $1.1 BILLION OF COMMON STOCK

Fourth Quarter Results
	2020	2019	YOY Change
Total loans, end of period (in billions)	$90.4	$95.9	(6%)
Total revenue net of interest expense (in millions)	$2,824	$2,944	(4%)
Total net charge-off rate	2.38%	3.19%	-81 bps
Net income/(loss) (in millions)	$799	$708	13%
Diluted EPS	$2.59	$2.25	15%

Riverwoods, IL, January 20, 2021 - Discover Financial Services (NYSE: DFS) today reported net income of $799 million or $2.59 per diluted share for the fourth quarter of 2020, as compared to net income of $708 million or $2.25 per diluted share for the fourth quarter of 2019.

“The challenges the nation and our company faced in 2020 were unprecedented, and I am extremely proud of our efforts to protect our employees, support our customers and strengthen the Discover franchise,” said Roger Hochschild, CEO and President of Discover. “While there is still uncertainty in the U.S. economy, the strength of our digital banking business model and the benefits of our investment in core capabilities have positioned us well heading into 2021.”

Segment Results:

Direct Banking

Direct Banking pretax income of $991 million for the quarter was $108 million higher than pretax income for the prior year period primarily driven by a decrease in the provision for credit losses partially offset by lower revenue net of interest expense and higher operating expenses.

Total loans ended the quarter at $90.4 billion, down 6% year-over-year. Credit card loans ended the quarter at $71.5 billion, down 7% year-over-year. Personal loans decreased $510 million, or 7%, year-over-year. Private student loans increased $301 million, or 3%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $587 million, or 7% year-over-year.

Net interest income for the quarter decreased $47 million, or 2%, from the prior year period, driven by lower average receivables and an unfavorable net impact from lower market rates. Net interest margin was 10.63%, up 34 basis points versus the prior year period. Card yield was 12.65%, a decrease of 43 basis points from the prior year period primarily driven by a lower prime rate partially offset by favorable portfolio mix and lower interest charge-offs. Interest expense as a percent of total loans decreased 90 basis points from the prior year period, primarily as a result of lower market rates and proactive management of deposit costs.

Non-interest income decreased $63 million, or 15%, from the prior year, mainly driven by higher promotional rewards cost.

The overall net charge-off rate of 2.38% was 81 basis points lower versus the prior year reflecting stable credit across the portfolio. The credit card net charge-off rate was 2.63%, down 78 basis points from the prior year and down 82 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 2.07%, down 55 basis points year-over year and up 16 basis points from the prior quarter. The student loan net charge-off rate was 0.71%, down 31 basis points from the prior year and up 13 basis points from the prior quarter. The personal loans net charge-off rate of 2.79% was down 147 basis points from the prior year and up 10 basis points from the prior quarter.

Provision for credit losses of $531 million decreased $307 million from the prior year period driven by the impact of lower net charge-offs. The reserve level remained unchanged for the fourth quarter of 2020, compared to a reserve build of $87 million in the fourth quarter of 2019.

Total operating expenses were up $89 million, year-over year, or 8%, primarily reflecting one-time expense items and higher compensation, partially offset by reductions in marketing and professional fees. Information processing increased reflecting one-time software write-offs and ongoing investments in technology capabilities and infrastructure. Employee compensation increased as a result of higher average salaries and headcount. Marketing decreased driven by reductions in brand and acquisition expense. Professional fees decreased primarily due to lower collection fees as courts are operating at limited capacity.

Payment Services

Payment Services pretax income was $24 million in the quarter, down $17 million year-over-year primarily driven by lower Diners Club and Network Partners revenue.

Payment Services volume was $70.1 billion, up 6% year-over-year. PULSE dollar volume was up 10% year-over-year driven by higher average spend per transaction as purchase patterns changed related to the pandemic. Diners Club volume was down 28% year-over-year reflecting the global impact of COVID-19 across all regions. Network Partners volume increased by 23% year-over-year driven by AribaPay volume.

Share Repurchase

As previously announced, earlier this week, the company’s Board of Directors approved a new $1.1 billion share repurchase program, having suspended share repurchases since March 2020 in response to the economic recession. The new program expires on December 31, 2021, and can be terminated at any time. The company expects to repurchase shares from time to time subject to the company’s repurchase program limit, its capital plan, market conditions and other factors, including legal and regulatory restrictions and required approvals, if any.

Adoption of Accounting Standard for Measurement of Credit Losses

The company’s results for the fourth quarter of 2020 reflect the January 1, 2020 adoption of Accounting Standards Update No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments for the Company (the “ASU”). For purposes of calculating the company’s regulatory capital, the company has elected to defer recognition of the estimated impact of the ASU on regulatory capital for two years in accordance with the interim final rule adopted by federal bank regulatory agencies on March 27, 2020. Pursuant to the interim final rule, the estimated impact of the ASU on regulatory capital will be phased in over a three year period beginning in 2022.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, January 21, 2021, at 7:00 a.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:
Investors:                Media:
Eric Wasserstrom, 224-405-5923        Jon Drummond, 224-405-1888
ericwasserstrom@discover.com        jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 ("COVID-19") pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets, changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2019, "Risk Factors" and “Management's Discussion & Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.